CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm (as the Predecessor Audit Firm) in the Registration Statement on Form N-1A of the EA Series Trust relating to the financial statements and financial highlights EA Bridgeway Blue Chip ETF (formerly, Blue Chip Fund) and EA Bridgeway Omni Small-Cap Value ETF (formerly, Omni Tax-Managed Small-Cap Value), each a series of shares of beneficial interest in EA Series Trust (formerly a series of Bridgeway Funds Inc.). Such financial statements and financial highlights appear in the June 30, 2022 Annual Reports to Shareholders.

BBD, LLP

Philadelphia, Pennsylvania
October 25, 2023